Exhibit (99)A

FOR IMMEDIATE RELEASE

Media Contact: Dustee Jenkins (612) 696-3400
Investor Contact: John Hulbert (612) 761-6627

Target Corporation Announces Plans to Discontinue Canadian Operations
Target Canada takes steps to ensure a fair and orderly exit, seeks Court approval to begin liquidation process under the CCAA
Company provides update on fourth quarter performance in the U.S.

MINNEAPOLIS (January 15, 2015) — Today Target Corporation (NYSE:TGT) (the "Company") announces that it plans to discontinue operating stores in Canada through its indirect wholly-owned subsidiary, Target Canada Co. (“Target Canada”). As a part of that process, this morning Target Canada filed an application for protection under the Companies’ Creditors Arrangement Act (the “CCAA”) with the Ontario Superior Court of Justice (Commercial List) in Toronto (the “Court”).

“When I joined Target, I promised our team and shareholders that I would take a hard look at our business and operations in an effort to improve our performance and transform our company. After a thorough review of our Canadian performance and careful consideration of the implications of all options, we were unable to find a realistic scenario that would get Target Canada to profitability until at least 2021. Personally, this was a very difficult decision, but it was the right decision for our company. With the full support of Target Corporation's Board of Directors, we have determined that it is in the best interest of our business and our shareholders to exit the Canadian market and focus on driving growth and building further momentum in our U.S. business,” said Brian Cornell, Target Corporation Chairman and CEO.

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Target Corporation Announces Plans to Discontinue Canadian Operations – Page 2 of 5

Target Canada currently has 133 stores across the country and employs approximately 17,600 people. To ensure fair treatment of Target Canada employees, Target Corporation is seeking the Court’s approval to voluntarily make cash contributions of C$70 million (approximately US$59 million) into an Employee Trust. Upon approval by the Court, the proposed trust would provide that nearly all Target Canada-based employees receive a minimum of 16 weeks of compensation, including wages and benefits coverage for employees who are not required for the full wind-down period. Target Canada stores will remain open during the liquidation process.

As part of its application, Target Canada is seeking the appointment of Alvarez & Marsal Canada as Monitor in the CCAA proceedings to oversee the liquidation and wind-down process for Target Canada and its subsidiaries. Subject to Court approval, Target Corporation has committed to provide a US$175 million debtor-in-possession credit facility to finance Target Canada’s operations during the CCAA proceedings. Target Canada is also seeking Court approval to engage Lazard to advise Target Canada in connection with the sale of its real estate assets.

“The Target Canada team has worked tirelessly to improve the fundamentals, fix operations and build a deeper relationship with our guests. We hoped that these efforts in Canada would lead to a successful holiday season, but we did not see the required step-change in our holiday performance," said Cornell. "There is no doubt that the next several weeks will be difficult, but we will make every effort to handle our exit in an appropriate and orderly way.”

As a result of the CCAA filing, Target Corporation has determined that Target Canada and its subsidiaries will be deconsolidated from Target Corporation’s financial statements as of the date of the filing. Target Corporation expects to report approximately $5.4 billion of pre-tax losses on discontinued operations in the fourth quarter of 2014, driven primarily by the write-down of the Corporation’s investment in Target Canada, along with costs associated with exit or

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disposal activities and quarter-to-date Canadian Segment operating losses prior to today’s filing. Target Corporation expects to report approximately $275 million of pre-tax losses on discontinued operations in fiscal 2015.

Target Corporation’s cash costs to discontinue Canadian operations are expected to be $500 million to $600 million, most of which will occur in the Company’s 2015 fiscal year or later. The Company has sufficient resources to fund these expected costs, including cash on hand and ongoing cash generation by its U.S. business.

Target Corporation expects this decision will increase its earnings in fiscal 2015 and beyond, and increase its cash flow in fiscal 2016 and beyond.

As a result of the decision announced today, Target Corporation will operate as a single segment that includes all U.S. operations. Beginning with the Company’s fourth quarter 2014 financial results, Target will report adjusted earnings per share reflecting operating results from its U.S. operations, excluding discontinued Canadian operations, the impact of the reduction of the beneficial interest asset recognized in connection with the 2013 sale of the Company’s U.S. consumer credit card portfolio, net expenses related to the 2013 data breach, and the resolution of certain tax matters.

Target Corporation plans to provide additional information on the financial implications of this announcement in a Form 8-K to be filed with the Securities and Exchange Commission later today.

Update on expected fourth quarter U.S. performance

Based on performance through November and December, Target Corporation now expects to report fourth quarter 2014 U.S. comparable sales of approximately 3 percent, better than prior guidance of approximately 2 percent, driven primarily by increased traffic and

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stronger-than-expected digital sales. The Company expects to report fourth quarter adjusted EPS, reflecting results from continuing operations, of $1.43 to $1.47, about 6 cents ahead of expectations for U.S. Segment performance at the beginning of the quarter.

The Company is not able to provide an estimate of its expected fourth quarter 2014 GAAP EPS. However, GAAP results are expected to include:

•	Losses related to liquidation of Target Canada, as described above, net of taxes

•	Net expenses related to the 2013 data breach, which are not expected to be material

•
Impact of the reduction of the beneficial interest asset recognized in connection with the 2013 sale of the Company’s credit card portfolio, which is expected to reduce GAAP EPS by approximately 2 cents

Cornell and John Mulligan, Target Corporation’s Chief Financial Officer, will host a call with investors today, approximately two hours after the conclusion of the Court hearing of the CCAA application. Target Corporation will issue a press release following the Court hearing and post details for the call on target.com/investors under “Upcoming Events and Presentations.”

Miscellaneous

Statements in this release regarding expected earnings and cash flow and other financial impacts of exiting the Company’s Canadian operations, and fourth quarter 2014 sales and adjusted earnings guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties include those relating to the consequences of discontinuing Canadian operations and the risks described in Item 1A of the Company’s Form 10-K for the fiscal year ended February 1, 2014, as updated in the Company’s Form 10-Q for the quarter ended November 1, 2014.

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The adjusted earnings per share expectation for fourth quarter 2014 excludes the items identified above. The Company’s measure of adjusted earnings per share is not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The most comparable GAAP measure is diluted earnings per share. Management believes adjusted EPS is useful in providing period-to-period comparisons of the results of the Company’s U.S. operations. Adjusted EPS should not be considered in isolation or as a substitute for an analysis of the Company’s results as reported under GAAP. Other companies may calculate adjusted EPS differently than the Company does, limiting the usefulness of the measure for comparisons with other companies.

About Target

Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,934 stores – 1,801 in the United States and 133 in Canada – and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, that giving equals more than $4 million a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit ABullseyeView.com or follow @TargetNews on Twitter.

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